Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

EMCORE Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, no par value per share	457(h), 457(c)	380,000	$3.20	(2)	$1,216,000.00	0.0000927	$112.73
	Total Offering Amounts						$1,216,000.00		$112.73
	Total Fee Offsets								—
	Net Fee Due								$112.73

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers any additional shares of Registrant’s common stock that may be offered or become issuable under the EMCORE Corporation 2022 New Employee Inducement Plan in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on August 2, 2022.